KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces Estimated Fourth Quarter 2023 Catastrophe Losses

Kingston, NY — February 7, 2024 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced that Kingstone Insurance Company, its wholly-owned subsidiary, estimates net pre-tax catastrophe losses for the fourth quarter of 2023 of $0.98 million (or $0.77 million after-tax) compared to $3.66 million (or $2.89 million after-tax) in the prior year period. Catastrophe losses for the fourth quarter of 2023 were comprised of two events.

Financial information, including material announcements about Kingstone Companies, is routinely posted on www.kingstonecompanies.com.

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO is actively writing personal lines and commercial auto insurance in New York. Kingstone is also licensed in New Jersey, Rhode Island, Massachusetts, Connecticut, Pennsylvania, New Hampshire and Maine.

Disclaimer and Forward-Looking Statements

The estimated, unaudited net pre-tax catastrophe losses indicated above are based on information available as of February 7, 2024 and management's initial review of operations for the fourth quarter. They remain subject to change based on management's ongoing review of the Company's fourth quarter results and are forward-looking statements (see below). Kingstone assumes no obligation to update these statements. The actual losses may be materially different and are affected by the risk factors and uncertainties identified in this press release and in Kingstone's annual and quarterly filings with the Securities and Exchange Commission.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended September 30, 2023 filed with the Securities and Exchange Commission. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:
Karin Daly
Vice President
The Equity Group Inc.
kdaly@equityny.com